Exhibit 10.1

TTM Technologies, Inc.

200 E. Sandpointe Ave, Suite #400 Santa Ana, CA 92707

July 27, 2023

Daniel Boehle

[***]

Dear Dan:

We are pleased to present you an offer of employment at TTM Technologies at our Santa Ana (HQ) location. We believe your skills, experience, and knowledge will be an asset to our company and we look forward to a rewarding employment relationship. Please note, this offer is contingent upon your successful completion of a pre-employment background check, drug screening, proof that your status in the United States complies with ITAR regulations as they apply to TTM, and execution of certain company agreements related to confidentiality and the protection of TTM assets. Additionally, this offer is contingent upon the successful closure of the L3/Aerojet Rocketdyne transaction and approval from the TTM Human Capital & Compensation Committee (“Committee”) which we expect soon.

The following summarizes the key terms of this offer:

Position

Start Date:	August 21, 2023
Job Title:	Chief Financial Officer & Executive Vice President effective on Sep 11, 2023
Manager:	Tom Edman, President & CEO

Compensation

Salary:	$540,000 USD annually

Annual Incentive Plan: You will be eligible to participate in the TTM Incentive Plan (TIP). Your target bonus will be 80% of your eligible earnings, and will be based on the completion of specific financial and performance objectives which will be shared separately.

Equity: On an annualized basis, the total of both RSU and PRU is $950k which is subject to Committee approval. For FY2023, since you are joining in Q3, you will receive the pro-rata portion of the PRU and full complement of RSU. Details below.

Restricted Stock Units (RSUs): Subject to the approval of the Committee you will be granted RSUs with a target value of $427,000. The exact number of RSUs on the date of grant will be determined by dividing the target value by the 6-month trailing average closing stock price at the date of grant, which will occur on your start date. RSUs are subject to the standard vesting schedule of three years.

Performance Share Units (PSU): Subject to the approval of the Committee you will be granted PSUs with a target value of $175,000. The exact number of PSUs on the date of grant will be determined by dividing the target value by the 6-month trailing average closing stock price at the date of grant, which will occur on your start date.

We (Treasury) will provide you with separate equity agreements for both RSU and PSU upon joining which outline targets and plan specifics.

Benefits

You will be eligible to participate in benefits programs in accordance with the company’s policies upon your start date, except as otherwise indicated.

Medical, Dental and Vision (benefits begin on the first of the month following your start date and you have 30 days from the date of eligibility to sign up)

Life insurance

Short and Long Term Disability

401(k) Savings Plan

Paid Time Off: 20 days (160 hours) annually, which accrues bi-weekly from your start date

For more information, please refer to the summary plan documents and company handbook which will be provided upon starting.

Withholding and Employment Taxes:

All of your compensation (in any form) shall be subject to all required withholding taxes, employment taxes and other deductions required by law.

At-Will Employment and Entire Agreement:

Your employment is at-will and for no specified period, and either you or the Company may terminate this employment relationship at any time and for any reason. This provision can only be changed or revoked in a formal written contract signed by the CEO of TTM, and cannot be changed by any express or implied agreement based on statements or actions by any employee or supervisor. This offer, including any attachments, contains our complete, final, and exclusive agreement relating to the terms and conditions of your employment, and supersedes all prior or contemporaneous oral or written agreements, representations, or discussions. As an executive, you will be subject to the TTM clawback policy and Share Ownership Guidelines. The Company reserves the right to change elements and the structure of its compensation and benefit plans and employment policies to better align with business needs.

We look forward to having you join the TTM team. If this offer meets with your approval, please indicate your acceptance by signing below and returning an executed original to me at your earliest convenience, but no later than August 1, 2023.

Sincerely,

Shawn Powers, [***]

CHRO

Acceptance:

I accept TTM Technologies’ offer of employment under the terms outlined in this letter.

/s/ Daniel Boehle	7/28/2023
Daniel Boehle	Date